Exhibit 10.5

English translation

Trademark License Agreement

This Agreement is entered into by and between the following parties in [Nanjing, China] on March 15, 2006:

Party A (The Licensor): China Electric Equipment Group Co., Ltd.

Legal Address: Zhongdian Avenue, Yangzhong

Party B (The Licensee): CEEG (Nanjing) PV-Tech Co., Ltd.

Legal Address: 88 Shengtai Road, Jiangning Economic & Technical Development Zone, Nanjing

Whereas:

1. Party A registered the trademark of “CEEG” in the mainland of the People’s Republic of China (for details, please refer to the illustration of Schedule I);

2. Party A agrees to grant Party B the right to use the licensed trademark within the licensed period and the licensed area according to the terms stipulated herein.

3. Party B desires to obtain the right of trademark using according to the terms and conditions herein, using the trademark for the purpose of its business or commodity name within the licensed area.

Following the principle of equality, mutual benefit and consistent negotiation, Party A and Party B hereby enter into this Agreement on the following terms:

I.	Interpretation

The Licensed Trademark	It refers to the trademark of “CEEG” registered by Party A, a trademark registered by Party A on October 18, 2004 at the Trademark Registration Bureau of the Administration of Industry and Commerce in Class 9 of the Commodity and Service International Classification Table Used for Trademark Registration. The registered number of the licensed trademark is No. 3880914.

The Licensed Area	The mainland China (Taiwan, Hong Kong Special Administrative Region and Macao Special Administrative Region are not included).

The Licensed Period	It refers to the term during which Party A grants Party B the right to use the licensed trademark.

Trademark Bureau	It refers to the trademark bureau under State Administration of Industry and Commerce of the People’s Republic of China.

II.	License fee

During the period from the effective date of this Agreement to March 31, 2008, the license is free for use. The fee standard of the license shall be negotiated and determined by both Parties on March 31, 2008.

Licensed period

Unless Party B terminates this Agreement early according to the provisions of Article 8 hereof, the licensed period of this Agreement shall start from the effective date of this Agreement and end on March 31, 2016. Party A simultaneously agrees that this license shall retroactively apply to the use of the trademark by Party B prior to the effective date of this Agreement.

III.	Detailed content of the license

Party A licenses Party B to use the licensed trademark on its business and commodity name of itself within the licensed period.

IV.	Representations and warranties

1. Party A and Party B represent and warrant to each other as follows:

(1) Being an enterprise legal person established lawfully and existing validly pursuant to Chinese laws;

(2) Having all of the rights and authorizations to sign and perform this Agreement; and

(3) The authorized representatives signing on this Agreement have been fully authorized to sign this Agreement in accordance with valid letters of attorney or internal resolutions of respective companies.

2. Party A makes the representations and warranties to Party B as follows:

(1) Party A warrants that the licensed trademark illustrated in Schedule I is the trademark registered in accordance with the Trademark Law of the People’s Republic of China, and Party A is the sole lawful and beneficiary owner of the licensed trademark. Party A has the right to grant license to Party B to use the trademark within the licensed period and the licensed area according to the provisions hereof;

(2) Party A warrants that use of the licensed trademark within the licensed area does not and will not infringe any third party interest, and the licensed trademark also has no encumbrance of any liabilities.

(3) In case the using of the licensed trademark by Party B violates any third party interest and / or Party B is sued by any third party, Party A shall be responsible for compensating Party B of all losses incurred thereon.

(4) During the licensed period, Party A shall bear the expenses on its own to take all necessary steps to maintain and ensure Party A’s rights on the licensed trademark and conduct the formalities of registration extension of the registered trademark, and all formalities necessary for Party B to use the licensed trademark lawfully and validly in accordance with this Agreement;

(5) In case the registered trademark of Party A changes or becomes invalid, Party A shall notify Party B promptly, in case Party B suffers losses for the reason that Party A fails to give the notice promptly, Party A shall be liable for compensation;

(6) Except this Agreement specifies otherwise, Party A guarantees that it will not interfere in Party B’s business, and Party B has the right to decide the form and price of its products and services;

(7) Within one month since the execution date of this Agreement, Party A shall submit this Agreement to the trademark bureau for record in accordance with related laws and regulations of China [The fees required for the submission for record shall be borne by Party A and Party B equally];

3. Party B makes representations and warranties to Party A as follows:

(1) During the licensed period, Party B will not conduct any behavior that may have adversely effect on the licensed trademark;

(2) Party B warrants that the quality of the services it offers will meet the standard required by Party A;

(3) Party B shall use the licensed trademark in accordance with the form stipulated by Party A and any reasonable instruction that may be given by Party A.

V.	Validity and termination of this Agreement

1. This Agreement will come into effect since the date of execution by Party A and Party B and shall be valid until the expiration date of the licensed period.

2. Notwithstanding the foregoing, in case Party A or Party B desires to terminate this Agreement, it shall notify the other party in writing three months in advance.

3. In case this Agreement is terminated early in accordance with this Section 5.2, Party A and Party B shall notify the trademark bureau in writing respectively within one month upon the date of termination.

VI.	Infringement and compensation

1. In case either party fails to perform any obligation, commitment or warrants hereunder, the defaulting party shall compensate for the losses suffered by the abiding party consequentially.

2. Once Party B knows that any right on the licensed trademark is infringed or is subject to infringement or infringement threats, it shall timely notify Party A in writing all details it knows, Party A shall cease such actual or threatened infringement by means of lawsuit or other forms in its own name, and bear all the expenses thereon.

3. In case a third party puts forward or threatens to put forward any legal proceeding, upon request of Party A, Party B shall assist Party A in dealing with the proceeding, and any expenses paid by Party B to a third party due to Party B’s assistance shall be borne by Party A.

VII.	Force majeure

Upon incurrence of such force majeure events as earthquake, typhoon, flood, fire, warfare and other unforeseeable, unpreventable and unavoidable events, which have affected the performance of this Agreement or made the Agreement unable to be performed in accordance with the agreed terms, the affected party shall immediately notify the other party of the force majeure event in a most convenient way, describing within fifteen days after the occurrence of such event the details of the event, the reason of inability to perform this Agreement or delayed performance of this Agreement and shall provide the valid documents issued by the local notary pubic where the force majeure occurs. According to the extent such event affects the performance of this Agreement, both parties shall negotiate and determine to partially exempt the performance of this Agreement or delay performance of this Agreement.

VIII.	Dispute settlement and governing law

1. In case any dispute arises between both parties concerning the interpretation or performance of this Agreement, both parties shall firstly try to settle the dispute through friendly negotiation. In case settlement can’t be reached through negotiation, either party may bring a lawsuit to the court of jurisdiction.

2. The validity, construal and performance of this Agreement shall be governed by laws of the People’s Republic of China.

IX.	Miscellaneous

1. Any notice to be delivered hereunder shall be made in writing.

2. Any above-said notice shall be delivered by specific person, or by post, or by telex, special telex or fax. In case the notice is delivered by specific person, it shall be deemed to have been received upon delivery; in case it is delivered by post, it shall be deemed to have been received on the date marked on the returned receipt; in case it is sent by means of telex, special telex or fax, it shall be deemed to have been served upon receipt of the delivery report.

3. In case either party transfers the rights and obligations hereunder to a third party, it shall notify the other party in advance in writing and implement the transfer upon the approval of the other party.

4. This Agreement se binding to Party A and Party B, their respective possible successors or assignees.

5. For matters not provided for herein shall be otherwise agreed upon by Party A and Party

6. The articles of this Agreement are severable. In case any article hereunder is confirmed to be invalid, it shall not affect the validity of other articles.

7. This Agreement is written in Chinese in five counterparts, with two of which held by Party A and Party B, respectively, one submitted to the trademark bureau for record, and the other two submitted to the administrations of industry and commerce of the domicile of Party A and Party B for archives. The five counterparts shall have equal legal validity.

Party A (The licensor): China Electric Equipment Group Co., Ltd. (Seal)

Authorized representative: (Seal)

Party B (The licensee): CEEG (Nanjing) PV-Tech Co., Ltd. (Seal)

Authorized representative:

Schedule I: “CEEG” registered trademark

Trademark License Letter

CEEG (Nanjing) PV-Tech Co., Ltd.:

Our company applied for the registration of the trademark of “CEEG” (hereinafter referred to as “this Trademark”) at the trademark administration of China on October 18, 2004, and received the acceptance notice of the registration application issued by the trademark bureau under the State Administration of Industry and Commerce of the People’s Republic of China on January 4, 2005.

As your company uses the trademark of “CEEG” for your production and operation all the time since your founding, our company hereby issues this license letter, granting your company to use this Trademark on the business and commodity name of your company free of charge. This license can trace back to your using of this Trademark before this license letter is issued. The license period of this license letter will be terminated when our company duly receives the registration of this Trademark. Your company shall follow the principle of honesty and creditworthiness to use the Trademark in a lawful way.

After our company obtains the trademark registration certificate of this Trademark, your company shall enter into a formal trademark license agreement with our company to specify rights and obligations of both parties, which shall be submitted to the trademark administration for record.

The licensor: China Electric Equipment Group Co., Ltd. (Seal)

April 25, 2007